Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Wipro Limited:

We consent to the incorporation by reference in Registration Statement No. 333-123043 on Form S-8 of our reports dated June 8, 2022 relating to the consolidated financial statements of Wipro Limited and its subsidiaries (the “Company” or “Wipro Limited”) and the effectiveness of Wipro Limited’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Wipro Limited for the year ended March 31, 2022.

/s/ Deloitte Haskins & Sells LLP

Bengaluru, India

June 8, 2022